EMPLOYMENT AGREEMENT

This Agreement is effective as of the -1st- day of -April-, 2009, by and between Capital Financial Services, Inc., a Wisconsin corporation (hereinafter referred to as the "Company"), and Bradley Wells (hereinafter referred to as the "Employee"); and Integrity Mutual Funds, Inc., ("the Parent") a North Dakota corporation that is the parent and sole owner of the Company. This agreement is an Employment Agreement between the Employee and the Company. The Parent of the Company is a party to this Agreement and consents and ratifies this Agreement to the extent it is affected by the terms of this Agreement.

WITNESSETH:

WHEREAS, Capital Financial Services, Inc., a Wisconsin corporation (the "Company"), is a FINRA member Broker Dealer; and

WHEREAS, the Company desires to retain the services of the Employee to be the Chief Executive Officer of the Company and to assist with the growth, direction and oversight of the business activities of the Company; and

WHEREAS, Employee desires to render services upon the terms herein set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Employee hereby agree as follows:

AGREEMENT

1.

Employment. The Company hereby employs the Employee and the Employee hereby accepts employment with the Company upon the terms and conditions hereinafter set forth. It is expressly understood that the Employee will also have separate employment, separate duties and a separate compensation package as an officer of Integrity Mutual Funds, Inc., independent of this Agreement.

2.

Term. Subject to the provisions for earlier termination hereinafter set forth, the term of employment hereunder shall be for two years and shall commence on the date hereof and end on the day preceding the second anniversary of the date hereof (the "Employment Period"). The parties hereto may by mutual consent agree to renew this contract for another two-year period. In such case all provisions of this contract will continue in effect for an additional two-year period.

3.	Compensation. The Company agrees to provide the Employee with the following compensation for all services rendered by the Employee under this Agreement:

3.1.

Base Salary. The Company shall pay to the Employee an initial salary equal to the sum of One Hundred Thirty Five Thousand Dollars ($135,000) per year as a base salary, which sum shall be payable per two week pay period, in arrears, (or prorated amount if the first month is a portion of a month) commencing on the first day of the month of April 2009, first payable on the first regular payroll of the Company after April 1, 2009 and thereafter on each regular two week payroll period thereafter during the entire term hereof. All compensation provided for in this section shall be subject to the Company deducting therefrom Social Security, Medicare, federal and state income taxes and any and all withholding payments as may be required by law.

3.2.

Net Income Based Compensation. Employee shall receive additional monthly compensation equal to five percent (5%) of the net income of the Company, as determined from the statement of operations of the Company before deduction for federal and state income tax expense and before deduction of the combination of the Net Income Based Compensation to Employee described herein together with the similar Net Income Based Compensation payable to Jeffrey Lindsey under his contract dated the same date as this Agreement. Said additional monthly compensation to be paid to Employee on the next scheduled pay period following completion of the Company's financial reports for each calendar month but in no event more than twenty one (21) days after each month end. In the event that the Company incurs a loss in any month, there will be no payment to Employee and that loss will be carried forward to the next month and deducted from that month's income (and each successive month thereafter if necessary until positive net income in excess of the prior month's loss is achieved) for purposes of calculation of Employee's net income based compensation. Employee's first monthly net income based compensation shall be determined for the month ended March 31, 2009. All compensation provided for in this section shall be subject to the Company deducting therefrom Social Security, Medicare, federal and state income taxes and any and all withholding payments as may be required by law.

3.3.

Increase of Base Salary for Cost of Living: Employee's Base Salary shall be increased each year beginning April 1, 2010 by the percentage amount of the most recently federally published annual "Cost of Living Index" increase (if any increase is reported) for the United States of America.

3.4.

Incremental Company Value Increase Bonus. A "Fair Value" appraisal valuation of the Company at Nine Million Five Hundred Thousand Dollars ($9,500,000) was completed with a valuation date of March 31, 2008 on behalf of Integrity Mutual Funds, Inc. by Valuation & Tacservices, LLC. This amount is accepted as the base value of the Company for purposes of this Agreement. At the date of termination of this contract, whether by passage of time or by death, disability, or voluntary or involuntary termination, Employee shall be entitled to a bonus, payable in cash, equal to five percent (5%) of the increase in appraised value of the Company over an initial base valuation of which is equal to the March 31, 2008 appraised value of $9,500,000 less the $742,380 United Heritage debt allocated to the Company and Capital Financial Holding, Inc., which is the allocation of debt which was utilized for purposes of the amended proxy filed September 23, 2008 by Integrity Mutual Funds, Inc. (the "base valuation") and a contract termination date valuation of the Company mutually determined and agreed by Employee and the Company or if no such mutual determination is made or agreed within 30 days of termination of this Agreement, then a valuation as determined by the "Fair Value" appraisal valuation of the Company which shall be determined by a utilizing a composite of the One-Year Capitalization Method which utilizes estimated one year cash flow divided by an adjusted discount rate and the Discounted Cash Flow Method which utilizes three future years and a perpetuity estimate (terminal period) divided by an adjusted discount rate ("Fair Value") and which amount will then further include a reduction in the Fair Value valuation for the capitalized costs of each acquisition made by the Company after the date of this employment contract as evidenced by such capitalized costs included in the Balance Sheet of the Company (the "Termination Valuation"). Said valuation will be performed at the Company's cost by an independent, qualified Valuation Consultant to be mutually agreed by the Company and the Employee, as of the date of Employee's termination or the termination of this contract. To clarify, the Termination Valuation shall include a reduction in the "Fair Value" appraisal amount for the capitalized cost (on the Company's accounting records) of acquisitions made in the expansion of the Company after the date of this agreement. For example, with the base valuation of $8,757,620, if a Fair Value valuation at the termination of this contract was determined to be $12,000,000, and two acquisitions occurred with combined capitalized costs on the accounting books of the Company of $2,000,000, then Employee would be entitled to a bonus in cash of $62,119 ($12,000,000 Fair Value—$2,000,000 capitalized acquisition costs -8,757,620 base valuation * 5%). For avoidance of doubt, upon termination of Employee for any reason other than financial fraud, or upon the expiration date of this contract, which expiration date would include the potential five-year renewal, Employee is entitled to the appraisal valuation and the bonus described herein. So as not to impair the financial health of the Company, the maximum payout of this bonus in any one year is limited to .75% of the previous year's gross revenues.

In the event that the parties mutually agree to renew this contract for an additional two-year term, the provisions and benefits of the above paragraph shall continue to the end of the two-year renewal period. In the event that the Company elects not to renew this contract, Employee shall be immediately entitled to the benefits described in the above paragraph upon termination of employment. In the event that the Employee elects not to renew this contract, and agrees not to compete with the Company for a period of one year after termination of this contract, Employee shall be immediately entitled to the benefits described in the above paragraph upon termination of employment. In the event that the Employee elects not to renew this contract, and elects not to execute an agreement not to compete with the Company for a period of one year after termination of this contract, Employee will not be entitled to the benefits described in the above paragraph upon termination of employment. Competition with the Company for purposes of this paragraph shall mean: (1) employment with, ownership of (other than less than 5% of a publicly traded entity) acting as a principal, manager, or officer of, or otherwise acting in a management or principal capacity of, a FINRA member broker dealer and/or (2) soliciting employees or registered representatives of the Company to work for another FINRA member broker dealer.

Alternatively, if the Company is sold, resulting in the termination of Employee, Employee shall be entitled to a bonus, payable in cash, equal to five percent (5%) of the difference between the actual unrelated willing buyer/willing seller market sale price of the Company and the base value of $8,757,620. If the sale is other than an unrelated willing buyer/willing seller market sale price, the bonus shall be based upon the independent appraisal method described above.

The parties agree that the amount of the potential bonus (if any) to Employee as described in this paragraph is a contingency, the amount of which is unknown and cannot be reasonably determined or estimated in advance of it final determination.

In the event that the Company is the subject of a spin-off from Parent and becomes a subsidiary of another holding entity, the valuation and bonus described in this Section 3.4 shall be based upon the valuation of the entire value of the holding entity of which the Company is a subsidiary.

	3.5.	Other Employee Benefits

		(a)	The Company shall pay for and/or reimburse the Employee for the cost of attending relevant professional, management or technical seminars, including travel and lodging.

(b)

Employee may personally advance payments for various expenses or cost items attributable to the Company's operations or administration and the Company will pay for and/or reimburse the Employee for all such reasonable expenses upon the presentation by the Employee, from time to time, of an itemized account of such expenditures. The Employee is also authorized to incur reasonable expenses for promoting the business of the Company, including the expenses for entertainment, travel and similar items. The Company will pay for and/or reimburse the Employee for all such reasonable expenses upon the presentation by the Employee, from time to time, of an itemized account of such expenditures in a form complying with all applicable rules and regulations of the Internal Revenue Service and reasonable requirements of the Company.

Other Benefits. To the extent that the Employee is otherwise eligible to participate therein, during the Employment Period the Employee shall be entitled to participate in and receive the benefits of any and all pension, retirement, vacation, profit sharing, health, disability, insurance and other benefit plans, programs and policies, if any, which may be maintained by the Company from time to time during the term hereof.

3.6.

Final Payment from Previous Contract. In addition to the compensation provided by this agreement, Employee was paid his normal compensation in December 2008 due from his previous contract with Integrity Mutual Funds, Inc., which compensation is based upon November 2008 registered representative production of the Company. Thereafter said previous contract between Employee and Integrity Mutual Funds, Inc. will no longer be in effect. Additionally, all amounts paid Employee as salary or bonus from December 2008 to the effective date of this contract are deemed earned by Employee.

4.	Duties. The Employee shall serve as the Chief Executive Officer of the Company. As such, the Employee's duties and responsibilities shall include, but shall not be limited to:

		(i)	Reporting to the Chairman of the Board of the Company;

		(ii)	Overall supervision of the Company;

		(iii)	Recruiting and retaining brokers;

		(iv)	Identifying acquisition opportunities;

		(v)	Assisting with the annual financial audit and reporting process;

		(vi)	Maintaining working relations between the Company and its brokers as the liaison between the Company and its brokers.

The Employee shall also be responsible for the performance of such other tasks and responsibilities related to the above duties as may be reasonably prescribed from time to time by the Chairman of the Board of the Company.

5.

Extent of Service. During the Employment Period, the Employee agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and to perform such responsibilities competently and in good faith. Employee may continue to engage in pre-existing personal business and investment for his own benefit so long as it does not interfere with Employee's duties to the Company.

6.

Working Facilities. The Employee shall be furnished with office space, furnishings, secretarial assistance and such other facilities and services as the Chairman of the Board of the Company on behalf of the Company shall decide are reasonably necessary for the performance of the Employee's duties.

7.

Expenses. The Company will reimburse the Employee for such reasonable business expenses which are incurred by the Employee in promoting the business of the Company upon the presentation by the Employee from time to time (and at least monthly) of an itemized account of such expenditures containing such detail as may be reasonably required by the Chairman of the Board of the Company on behalf of the Company.

8.	Termination of Employment.

8.1.

Disability. If the Board of Directors of the Company determines in good faith that the Disability of the Employee has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Board of Directors of the Company may give written notice to the Employee of its intention to terminate the Employee's employment. In such event, the Employee's employment with the Company shall terminate effective on the tenth (10th) day after delivery of such notice to the Employee (the "Disability Effective Date"), provided that, within the ten (10) days after such delivery, the Employee shall not have returned to full-time performance of the Employee's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Employee from the Employee's duties with the Company on a full-time or part-time basis for thirty (30) consecutive business days as a result of incapacity due to mental or physical illness.

	8.2.	Cause. The Company may terminate the Employee's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

(a)

The failure of the Employee to substantially perform the Employee's duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness) after a written demand for performance is delivered to the Employee by the Chairman of the Board of the Company on behalf of the Company which specifically identifies the manner in which the Company believes that the Employee has not performed the Employee's duties; provided, however, if such failure can be reasonably cured by the Employee so that the Company shall not have suffered any damage or detriment as a result of such failure, the Employee shall have the opportunity to cure such failure to the satisfaction of the Chairman of the Board of the Company on behalf of the Company within thirty (30) calendar days after receipt of such written demand;

(b)

Any material violation of any rules or policies of the Company; provided, however, if such material violation can be reasonably cured by the Employee so that the Company shall not have suffered any damage or detriment as a result of such material violation, the Employee shall have the opportunity to cure such material violation to the satisfaction of the Chairman of the Board of the Company on behalf of the Company within thirty (30) calendar days after receipt of such written demand; or

(c)

The conviction or pleading of guilty or nolo contendra of any crime classified as a felony, or violation of any federal, state or self regulatory organization rule by the Employee which would by law or regulatory rule prevent Employee from carrying out his duties and responsibilities under this agreement.

		(d)	The conviction or pleading of guilty or nolo contendra of any crime classified as financial fraud.

	8.3.	Good Reason. The Employee's employment may be terminated by the Employee for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

(a)

Any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee; or

		(b)	Any purported termination by the Board of Directors of the Company of the Employee's employment otherwise than as expressly permitted by this Agreement.

8.4.

Notice of Termination. Any termination by the Company for Cause, or by the Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with [Section 11.7] hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which

		(a)	Indicates the specific termination provision in this Agreement relied upon;

		(b)	To the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated; and

(c)

If the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice).

The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee's or the Company's rights hereunder.

	8.5.	Date of Termination. As used in this Agreement, "Date of Termination" means

(a)

If the Employee's employment is terminated by the Company for Cause, or by the Employee for Good Reason, the date of delivery of the Notice of Termination or any later date specified therein, as the case may be;

(b)

If the Employee's employment is terminated by the Company, other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Employee of such termination; and

		(c)	If the Employee's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be.

9.	Obligations of the Company upon Termination.

9.1.

Good Reason; Other Than for Cause. If, during the Employment Period, the Company shall terminate the Employee's employment other than for Cause or Disability or the Employee shall terminate his employment for Good Reason, such termination shall constitute a breach of contract by the Company and during the period commencing on the date of such termination and ending on the expiration date of the Employment Period the Company shall, subject to the provisions of [Section 9.2] hereof, continue to pay the Employee, as liquidated damages, and not as a penalty, the monthly payments provided in [Section 3] hereof and Employee shall be entitled to the bonus described in [Section 3.4] hereof.

9.2.

Mitigation of Damages. If the Employee's employment is terminated pursuant to [Section 9.1] hereof, the Employee shall have the duty to use his reasonable efforts to mitigate his damages by seeking employment comparable to his employment with the Company with respect to position, compensation and geographic location.

9.3.

Death. If the Employee's employment is terminated by reason of the Employee's death during the Employment Period, this Agreement shall terminate without further obligations by the Company to the Employee's legal representatives under this Agreement, other than for payment of the compensation set forth under [Section 3] hereof accrued up to the date of the Employee's death and the bonus described in [Section 3.4] hereof.

9.4.

Disability. If the Employee's employment is terminated by reason of the Employee's Disability during the Employment Period, this Agreement shall terminate without further obligations by the Company to the Employee under this Agreement other than for payment of the compensation set forth in [Section 3] hereof accrued up to the Date of Termination and the bonus described in [Section 3.4] hereof.

9.5.

Cause; Other than for Good Reason. If the Employee's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations of the Company to the Employee under this Agreement other than the payment of the compensation set forth in [Section 3] hereof accrued up to the Date of Termination. If the Employee voluntarily terminates his employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations of the Company to the Employee or the Employee to the Company under this Agreement other than the Company will be liable for payment of the compensation set forth in [Section 3] hereof accrued up to the Date of Termination but employee will not receive the bonus described in [Section 3.4] hereof.

9.6.

Financial Fraud. If the Employee's employment shall be terminated for Financial Fraud as described in Paragraph 8.2(d), i.e. the conviction or pleading of guilty or nolo contendra of any crime classified as financial fraud, this Agreement shall terminate without further obligations of the Company to the Employee under this Agreement other than the payment of the compensation set forth in [Section 3] hereof accrued up to the Date of Termination. Under such termination, Employee will not be entitled to the bonus described in [Section 3.4] hereof.

10.	Restrictive Covenants.

10.1.

All Materials are the Property of the Company. The Employee agrees that all customer, supplier and distributor lists, financial data, computer software programs, source codes, plans, contracts, agreements, literature, manuals, catalogs, brochures, books, records, maps, correspondence and other materials furnished to the Employee by the Company, or any of its Affiliates, or secured through the efforts of the Employee, relating to the business conducted by the Company or any of its Affiliates, are and shall remain the property of the Company, and/or its Affiliates, and the Employee agrees to deliver all such materials, including all copies thereof, to the Company upon the termination of the Employee's employment hereunder, or at any other time at the Company's request.

10.2.

Confidential Information. The Employee agrees that the Employee will not at any time during or after the Employee's employment with the Company reveal, divulge or make known to any person, firm or corporation any trade secrets or confidential business information relating to the business of the Company or any of its Affiliates, and will retain all such knowledge and information in trust in a fiduciary capacity for the sole benefit of the Company, its Affiliates and their respective successors and assigns.

10.3.

Provisions not Void. In the event that any court shall finally hold that any provision of this [Section 10] constitutes an unreasonable restriction against the Employee, the Employee agrees that the provisions hereof shall not be rendered void but shall apply as to such time, territory and other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved. The Company and the Employee each request that any such court which holds that any of the provisions of this [Section 10] constitutes an unreasonable restriction against the Employee, make a determination of what would constitute a reasonable restriction under the circumstances involved and to reform this Agreement accordingly.

10.4.

Termination of Agreement; Survival. Except as expressly provided in any other written agreement between the Company and the Employee, the provisions of this [Section 10] shall survive the termination of the term of this Agreement and the termination of the Employee's employment with the Company and shall run to and inure to the benefit of the Company, its Affiliates and their respective successors and assigns.

11.	General.

11.1.

Prior Agreements. This Agreement supersedes all prior agreements and understandings between the Employee and the Company, its Parent, Integrity Mutual Funds, Inc. or any of their Affiliates or their respective directors, officers, shareholders, employees, attorneys, agents or representatives, and constitutes the entire Agreement between the parties, respecting the subject matter hereof, and there are no representations, warranties or commitments other than those expressed herein. Specifically, this agreement terminates, voids and replaces that certain agreement by and between Employee and Integrity Mutual Funds, Inc. dated June 1, 2007.

11.2.

Employee Not in Breach of Other Agreements. The Employee represents and warrants to the Company that the Employee is not a party to or bound by, and the employment of the Employee by the Company or the Employee's disclosure of any information to the Company or its utilization of such information will not violate or breach any employment, retainer, consulting, license, non-competition, non-disclosure, trade secrets or other agreement or understanding between the Employee and any other person, partnership, corporation, joint venture, association or other entity.

11.3.

Modifications or Amendments to Agreement. No modification or amendment of, or waiver under, this Agreement shall be valid unless in writing and signed by the Employee and the Chairman of the Board of the Company on behalf of the Company and approved by the Board of Directors of the Company.

11.4.

Indemnification. The Employee agrees to indemnify the Company and its Affiliates against, and to hold the Company and its Affiliates harmless from, any and all claims, lawsuits, losses, damages, expenses, costs and liabilities, including, without limitation, court costs and attorneys' fees, which the Company or any of its Affiliates may sustain as a result of, or in connection with, either directly or indirectly, the Employee's breach or violation of any of the provisions of this Agreement. The Company agrees to indemnify the Employee against, and to hold the Employee harmless from, any and all claims, lawsuits, losses, damages, expenses, costs and liabilities, including, without limitation, court costs and attorneys' fees, which the Employee may sustain as a result of, or in connection with, either directly or indirectly, the Company's breach or violation of any of the provisions of this Agreement. The Company will indemnify Employee for claims against Employee that arise from lawful actions of the Employee authorized by the Company and done within the scope of Employee's employment.

11.5.

Institution of Proceedings. The Employee hereby agrees that in the event of the violation by the Employee of any of the provisions of this Agreement, the Company will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such violation or to enforce the specific performance of this Agreement by the Employee or to enjoin the Employee from engaging in any activity in violation hereof.

	11.6.	Waiver. The waiver by the Company or the Employee of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

11.7.

Communications; Notice. Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth below for the intended party during normal business hours at such address, or when sent by recognized overnight courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company or the Parent:
Capital Financial Services, Inc. or Integrity Mutual Funds, Inc. 1 Main Street North Minot, North Dakota 58703 Attention: Chairman of the Board

If to the Employee:
Bradley Wells 2705 Bel Air Drive Minot, ND 58703

Notices shall be given to such other addressee or address, or both, or by way of such other facsimile transmission number, as a particular party may from time to time designate by written notice to the other party hereto. Each notice, request, demand, approval or other communication which is sent in accordance with this Section shall be deemed delivered, given and received for all purposes of this Agreement when delivered personally, as of three (3) business days after the date of deposit thereof for mailing in a duly constituted United States post office or branch thereof, one (1) business day after deposit with a recognized overnight courier service. Notice given to a party hereto by any other method shall only be deemed to be delivered, given and received when actually received in writing by such party.

	11.8.	Binding on Others. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee and their respective heirs, personal representatives, successors and assigns.

	11.9.	Governing law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Dakota.

	11.10.	Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to be effective as of the day and year first above written.

CAPITAL FINANCIAL SERVICES, INC. (THE "COMPANY")

By_____________________________________________

Its_____________________________________________

NTEGRITY MUTUAL FUNDS, INC. (THE "PARENT")

By_____________________________________________

Its_____________________________________________

EMPLOYEE

_____________________________________________

Bradley Wells